Exhibit 99.1

NEWS RELEASE for March 6, 2013 at 6:00 AM ET

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

GENTHERM REPORTS RECORD 2012 FOURTH QUARTER, YEAR-END REVENUES

NORTHVILLE, MI (March 6, 2013) . . . Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, today announced record revenues for the fourth quarter and year-ended December 31, 2012.

On May 16, 2011, Gentherm closed the previously announced acquisition of a majority interest in W.E.T. Automotive Systems AG, a publicly-traded German automotive thermal control and electronic components company. As a result, the 2011 year-end period includes operating results of W.E.T. beginning May 16, 2011. The 2012 fourth quarter is the second quarter where the year-over-year comparisons include a full three months of W.E.T. financial results for both periods since the acquisition.

President and CEO Daniel R. Coker said, “We are pleased with our record setting revenues for the fourth quarter and the full year, which reflect strong performance from all our operating groups. We are also pleased with an equally important, and for the long run, perhaps more important event that occurred on February 22nd of this year—the registration of a Domination and Profit and Loss Transfer Agreement in Germany which will allow for the complete integration of Gentherm and W.E.T. Automotive Systems.

“The acquisition of W.E.T. was a seminal event in the history of Gentherm, allowing us to become a much larger, more capable and more global Company,” Coker added. “We are confident that the future will show what we have been saying in the past few months: that this acquisition is a natural and synergistic partnership of two innovative companies that will benefit all of our shareholders. We are today optimistic about what the future holds based on what we have already accomplished together, and we are just getting started.”

Impact of One-time Events in 2012 Fourth Quarter

During the 2012 fourth quarter and full year, basic and fully diluted earnings per share were $0.09 and $0.39, respectively; however, these results reflect the impact of three one-time events that occurred in the quarter. First, Gentherm entered into an amendment to accelerate and terminate certain royalty obligations from a worldwide license agreement. As a result, the Company recorded an additional expense totaling $1.6 million in cost of sales during the 2012 fourth quarter, or $0.03 per basic and diluted share for the fourth quarter and $0.04 per basic and diluted share for the full year. The agreement eliminates royalty expenses which totaled approximately $400,000 on a quarterly basis during 2012.

Second, during the fourth quarter of 2012, Gentherm changed its accounting policy so that external patent development costs are to be expensed as incurred as part of research and development expenses and no longer capitalized and amortized as part of cost of sales over the registered useful life of the patents. Previously, Gentherm had capitalized its external patent development costs, but reported internal costs as expenses. The change reduced operating income by $324,000 and $1.0 million during the 2012 fourth quarter and full year, respectively, or $0.01 and $0.02 per basic and fully diluted share for the 2012 fourth quarter and full year, respectively.

Finally, the American Taxpayer Relief Act of 2012 (“the Act”) was signed into law but not until January 2, 2013. The Act retroactively restored the research and development credit and certain exemptions under the foreign income tax rules, however, because a change in tax law is accounted for in the period of enactment, the retroactive effect of the Act on the Company’s U.S. federal taxes for 2012, a benefit of approximately $1.3 million, or $0.04 per basic and diluted share for the 2012 fourth quarter, will not be recognized until the first quarter of 2013.

Adjusting for these impacts, Gentherm would have reported net income attributable to common shareholders of $0.17 per basic and diluted share for the 2012 fourth quarter and $0.50 per basic and $0.49 per diluted share for the full year.

Fourth Quarter Financial Highlights

Revenues for the 2012 fourth quarter increased 13 percent to a record $148.2 million from $131 million in the prior year fourth quarter. This reflected higher overall global automotive industry production volumes, new vehicle program launches since the end of the 2011 fourth quarter and the expansion of certain programs into new geographic regions by customers on existing vehicles.

New program launches for the Company’s Climate Control Seat™ (CCS™) include the Ford Flex, Nissan Pathfinder, Infiniti JX, Hyundai i40 and Kia K9 Cadenza. Certain existing vehicle programs had higher revenue during the period as a result of Gentherm’s customers expanding the availability of the product to additional geographic regions. This includes the Kia Optima, which is now also offered in China and North America.

Partially offsetting higher product revenues during the 2012 fourth quarter was a decline related to the weakening of the Euro against the U.S. Dollar which negatively impacted the Company’s Euro-denominated revenues. The Euro-denominated product revenue for the 2012 fourth quarter was €31.1 million and the average U.S. Dollar/Euro exchange rate for the quarter was 1.2969. If the average exchange rate for the 2012 fourth quarter had been equal to the average U.S. Dollar/Euro rate for the fourth quarter of 2011, which was 1.3490, Gentherm would have reported incrementally higher revenue of approximately $1.6 million.

“While there was some softness in Europe, it was offset by our much broader product line and the strengthening of the automotive market in North America,” Coker said. “We have seen very solid cooperation in product development and operations between Gentherm and W.E.T. This has resulted in excellent progress over the last several quarters, and we are well positioned to complete the integration of the two companies. We also opened up a new electronics facility in Shen Zhen, China during the fourth quarter of 2012, which adds to our Asian presence and increases our production capacity.”

Net income attributable to common shareholders for the 2012 fourth quarter was $2.6 million, or $0.09 per basic and diluted share. Non-cash purchase accounting impacts related to the W.E.T. acquisition in the quarter totaled $3.3 million, or $0.06 per basic and diluted share. In addition, the 2012 fourth quarter results include convertible preferred stock dividends of $1.2 million, which reduced net income attributable to common shareholders by $0.04 per basic and diluted share. Adjusting for these factors, Gentherm would have reported net income attributable to common shareholders of $0.19 per basic and diluted share.

Net income attributable to common shareholders for the fourth quarter of 2011 was $5.9 million, or $0.25 per basic share and $0.24 per diluted share, which included one-time charges related to the acquisition, related financing and non-cash purchase accounting impacts totaling $2.1 million, net of tax benefit, or $0.09 per basic and diluted share. In addition, convertible preferred stock dividends of $2.5 million were recorded during the 2011 fourth quarter. Excluding these charges, Gentherm would have earned $10.6 million, or $0.45 per basic and $0.44 per diluted share, in the 2011 fourth quarter. The fees and expenses associated with the W.E.T. acquisition are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release.

Gross margin as a percentage of revenue for the fourth quarter of 2012 decreased to 25.8 percent, down slightly from 25.9 percent for the fourth quarter of 2011. This decrease was primarily the result of the higher cost of sales reported from the one-time additional royalty expense totaling $1.6 million recorded in the 2012 fourth quarter as previously described. Without this extra expense, the gross margin would have been 26.9 percent representing an improvement over the prior year fourth quarter of 1.0 percent.

Adjusted EBITDA for the fourth quarter of 2012 was $18.1 million compared with Adjusted EBITDA of $14.5 million for the prior year period.

Historical Gentherm financial results and Adjusted EBITDA for the 2012 fourth quarter and year (which are non-GAAP measures) are provided to help shareholders understand Gentherm’s results of operations due to the acquisition of W.E.T. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Gentherm’s reported results prepared in accordance with GAAP.

2012 Year-End Financial Highlights

For 2012, revenues increased to $555 million from $369.6 million in 2011. The increase in revenues reflects a full year of W.E.T. revenues in 2012 compared with seven and a half months of W.E.T. revenues in 2011. Had Gentherm acquired W.E.T. on January 1, 2011, pro-forma combined revenues during 2011 would have been $501.2 million. When compared to 2011 pro-forma combined revenues, Gentherm revenues for 2012 increased approximately 10.7 percent.

Partially offsetting higher product revenues in 2012 is a decline related to the weakening of the Euro against the U.S. Dollar which negatively impacted the Company’s Euro-denominated revenues. The Euro-denominated product revenue for 2012 was €126.6 million and the average U.S. Dollar/Euro exchange rate for the year was 1.2861. If the average exchange rate for 2012 had been equal to the average U.S. Dollar/Euro rate for all of 2011, which was 1.3921, Gentherm would have reported incrementally higher revenue of approximately $13.4 million.

Net income attributable to common shareholders for 2012 was $11.2 million, or $0.39 per basic and diluted share. Non-cash purchase accounting impacts related to the W.E.T. acquisition totaled $13.0 million, or $0.27 per basic and $0.26 per diluted share. In addition, the results for 2012 include convertible preferred stock dividends of $6.7 million, which reduced net income attributable to common shareholders by $0.24 per basic and $0.23 per diluted share. Adjusting for these factors, Gentherm would have reported net income attributable to common shareholders of $0.90 per basic and $0.88 per diluted share.

Net income attributable to common shareholders in 2011 was $1.4 million, or $0.06 per basic and diluted share, which included acquisition-related one-time fees and expenses totaling $5.3 million, debt retirement expense of $1.2 million, non-cash purchase accounting impacts totaling $12.9 million and convertible preferred stock dividends of $8.2 million. Excluding these charges, Gentherm would have earned $23.4 million, or $1.03 per basic and $1.00 per diluted share, in 2011. The fees and expenses associated with the W.E.T. acquisition are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release.

Gross margin as a percentage of revenue in 2012 was 25.6 percent compared with 25.7 percent in 2011. This decrease was primarily the result of the higher cost of sales reported from the one-time additional royalty expense totaling $1.6 million recorded in the 2012 fourth quarter as previously described. Without this extra expense, the gross margin would have been 25.9 percent representing a slight improvement over 2011.

Adjusted EBITDA in 2012 (which is described in the tables that follow) was $69.5 million compared with Adjusted EBITDA of $49.2 million in 2011.

Interest Expense and Revaluation of Derivatives

Interest expense for the 2012 fourth quarter and full year was $1.1 million and $4.1 million, respectively, compared with $1.1 million and $3.5 million in the respective prior year periods. Approximately $1.6 million in interest expense in 2012 was related to the debt of W.E.T., and the balance resulted from financing used to fund a portion of the W.E.T. acquisition.

For the 2012 fourth quarter and year, the Company recorded losses related to the revaluation of derivative financial instruments of $1.2 million and $2.3 million, respectively, compared with losses of $545,000 and $6.1 million for the respective prior year periods. Derivative losses stem from W.E.T.’s Cash Related Swap (CRS) contract and portfolio of currency derivative instruments.

Research and Development, Selling, General and Administrative Expenses

Net research and development expenses were approximately the same during the 2012 fourth quarter results as compared to the 2011 fourth quarter. Net research and development expenses for the 2012 full year were up $11.2 million to $41.0 million, reflecting a full year of W.E.T. research and development expenses incurred in 2012 compared with seven and a half months of W.E.T. expenses incurred in 2011.

As previously described, during the fourth quarter of 2012, Gentherm changed its accounting policy so that external patent development costs are to be expensed as incurred and no longer capitalized and amortized over the registered useful life of the patents. These costs are now classified as research and development expenses whereas the amortization previously recorded was included in cost of sales.

Selling, general and administrative (SG&A) expenses for the 2012 fourth quarter and year increased $2.9 million and $22.8 million, respectively, when compared to the respective prior year periods. This was primarily due to a full year of W.E.T. expenses incurred in 2012 compared with seven and a half months of W.E.T. expenses in 2011. Increases in historical Gentherm SG&A expenses in 2012 include expenses related to a Domination and Profit and Loss Transfer Agreement (DPLTA) for W.E.T., expenses related to the Sarbanes-Oxley compliance implementation for W.E.T. and one-time fees associated with an investigation of a potential acquisition which was not completed. Increased expenses also included higher general legal, audit and travel costs, as well as wages and benefits costs resulting from new employee hiring and merit increases.

The Company’s balance sheet as of December 31, 2012, had total cash and cash equivalents of $58.2 million, total assets of $439.2 million and shareholders’ equity of $215.2 million. Total debt was $57.0 million, and the book value of the unredeemed Series C Convertible Preferred Stock was $22.5 million as of December 31, 2012.

Guidance

Barring unforeseen economic turbulence, including worsening of the European market or unfavorable fluctuations of the Euro exchange rate, 2013 revenue appears to be strong. Gentherm is expecting revenue for 2013 to increase 8 to 10 percent over 2012 revenues, which were $555 million.

Conference Call

As previously announced, Gentherm is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review these financial results. The dial-in number for the call is 1-877-941-2068. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Gentherm’s website at www.gentherm.com.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including Adjusted EBITDA and historical Gentherm financial results, may be considered non-GAAP financial measures. Gentherm believes this information is useful to investors because it provides a basis for measuring Gentherm’s available capital resources, the operating performance of Gentherm’s business and Gentherm’s cash flow that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Gentherm’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Gentherm’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Reconciliation between net income and EBITDA is provided in the financial tables at the end of this news release.

About Gentherm

Gentherm (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated seat and steering wheel systems, cable systems and other electronic devices. The Company’s advanced technology team is developing more efficient materials for thermoelectrics and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Gentherm has more than 6,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine. For more information, go to www.gentherm.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results.

The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Gentherm’s Securities and Exchange Commission (SEC) filings and reports, including, but not limited to, its Form 10-K for the year ended December 31, 2012; all of which are available free of charge on the SEC’s website at www.sec.gov. Gentherm expressly disclaims any intent or obligation to update any forward-looking statements.

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Product revenues	$148,242	$131,016	$554,979	$369,588
Cost of sales	109,942	97,115	413,052	274,621

Gross margin	38,300	33,901	141,927	94,967
Operating costs and expenses:
Research and development	10,860	10,738	43,189	30,665
Research and development reimbursements	(476)	(351)	(2,239)	(932)

Net research and development expenses	10,384	10,387	40,950	29,733
Acquisition transaction expenses	—	(64)	—	5,316
Selling, general and administrative	18,947	16,018	64,919	42,110

Total operating costs and expenses	29,331	26,341	105,869	77,159

Operating income	8,969	7,560	36,058	17,808
Interest expense	(1,054)	(1,060)	(4,136)	(3,511)
Debt retirement expense	—	(190)	—	(1,160)
Revaluation of derivatives	(1,236)	(545)	(2,292)	(6,118)
Foreign currency gain (loss)	(156)	5,795	2,201	9,207
Loss from equity investment	146		(82)	(243)
Other income	64	(638)	923	(114)

Earnings before income tax	6,733	10,922	32,672	15,869
Income tax expense	1,027	852	8,351	4,666

Net income	5,706	10,070	24,321	11,203
Loss (gain) attributable to non-controlling interest	(1,958)	(1,720)	(6,449)	(1,545)

Net income attributable to Gentherm, Inc	3,748	8,350	17,872	9,658
Convertible preferred stock dividends	(1,190)	(2,490)	(6,711)	(8,228)

Net income (loss) attributable to common shareholders	$2,558	$5,860	$11,161	$1,430

Basic earnings (loss) per share	$0.09	$0.25	$0.39	$0.06

Diluted earnings (loss) per share	$0.09	$0.24	$0.39	$0.06

Weighted average number of shares – basic	29,717	23,361	28,353	22,606

Weighted average number of shares – diluted	30,082	23,986	28,862	23,455

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GENTHERM INCORPORATED

FOURTH QUARTER RESULTS EXCLUDING W.E.T.

The following table presents select operations data for the period as reported, amounts for W.E.T. operations and amounts for Gentherm less the W.E.T. amounts representing the historical portion of Gentherm. These historical Gentherm financial results, which are non-GAAP measures, are provided to help shareholders understand Gentherm’s results of operations in light of the 2011 acquisition of W.E.T. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Gentherm’s reported results prepared in accordance with GAAP.

	Three-month period ended December 31, 2012
	(In Thousands)
	As Reported	Less: W.E.T.	Historical Gentherm
Product revenues	$148,242	$112,094	$36,148
Cost of sales (1)	109,942	82,109	27,833

Gross margin	38,300	29,985	8,315
Gross margin percent	25.8%	26.7%	23.0%
Operating expenses:
Net research and development expenses	10,384	7,626	2,758
Selling, general and administrative expenses (2)	18,947	13,484	5,463
Operating income	8,969	8,875	94
Earnings before income tax	6,733	7,215	(482)

(1)	Amount for Historical Gentherm includes one-time additional royalty expense totaling $1,611.
(2)	During the 2012 fourth quarter, historical Gentherm incurred approximately $260 in expenses related to the DPLTA and Sarbanes-Oxley compliance for W.E.T. within selling, general and administrative expenses.

	Three-month period ended December 31, 2011
	(In Thousands)
	As Reported	Less: W.E.T.	Historical Gentherm
Product revenues	$131,016	$96,948	$34,068
Cost of sales	97,115	72,332	24,783

Gross margin	33,901	24,616	9,285
Gross margin percent	25.9%	25.4%	27.3%
Operating expenses:
Net research and development expenses	10,387	7,739	2,648
Acquisition transaction expenses	(64)	(245)	181
Selling, general and administrative expenses	16,018	11,835	4,183
Operating income	7,560	5,287	2,273
Earnings before income tax	10,922	9,403	1,519

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GENTHERM INCORPORATED

FULL YEAR RESULTS EXCLUDING W.E.T.

The following table presents select operations data for the period as reported, amounts for W.E.T. operations and amounts for Gentherm less the W.E.T. amounts representing the historical portion of Gentherm. These historical Gentherm financial results, which are non-GAAP measures, are provided to help shareholders understand Gentherm’s results of operations in light of the 2011 acquisition of W.E.T. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Gentherm’s reported results prepared in accordance with GAAP.

	Twelve-month period ended December 31, 2012
	(In Thousands)
	As Reported	Less: W.E.T.	Historical Gentherm
Product revenues	$554,979	$422,714	$132,265
Cost of sales (1)	413,052	316,471	96,581

Gross margin	141,927	106,243	35,684
Gross margin percent	25.6%	25.1%	27.0%
Operating expenses:
Net research and development expenses	40,950	30,600	10,350
Selling, general and administrative expenses (2)	64,919	44,494	20,425
Operating income	36,058	31,149	4,909
Earnings before income tax	32,672	30,216	2,456

(1)	Amount for Historical Gentherm includes one-time additional royalty expense totaling $1,611.
(2)	During the period ending December 31, 2012, historical Gentherm incurred approximately $1,950 in expenses related to the DPLTA and Sarbanes-Oxley compliance for W.E.T. within selling, general and administrative expenses.

	Twelve-month period ended December 31, 2011
	(In Thousands)
	As Reported	Less: W.E.T.	Historical Gentherm
Product revenues	$369,588	$237,248	$132,340
Cost of sales	274,621	179,374	95,247

Gross margin	94,967	57,874	37,093
Gross margin percent	25.7%	24.4%	28.0%
Operating expenses:
Net research and development expenses	29,773	18,793	10,980
Acquisition transaction expenses	5,316	468	4,848
Selling, general and administrative expenses	42,110	27,747	14,363
Operating income	17,808	10,866	6,942
Earnings before income tax	15,869	9,050	6,819

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GENTHERM INCORPORATED

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net income (loss)	$5,706	$10,070	$24,321	$11,203
Add Back:
Income tax expense	1,027	852	8,351	4,666
Interest expense (income)	1,054	1,060	4,136	3,511
Depreciation and amortization	7,660	7,482	29,595	22,385
Adjustments:
Acquisition transaction expense	—	(64)	—	5,316
Debt retirement expense	—	190	—	1,160
Unrealized currency (gain) loss	1,437	(5,611)	3,350	(3,756)
Unrealized revaluation of derivatives	1,234	544	(248)	4,685

Adjusted EBITDA	$18,118	$14,523	$69,505	$49,170

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and deferred financing cost amortization, less transaction expenses, debt retirement expenses, unrealized currency (gain) loss and unrealized revaluation of derivatives. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, W.E.T. PURCHASE ACCOUNTING IMPACTS AND OTHER EFFECTS

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Future Periods (estimated)
	2012	2011	2012	2011	2013	2014	2015	Thereafter
Transaction related current expenses
Acquisition transaction expenses	$—	$(64)	$—	$5,326	$—	$—	$—	$—
Debt retirement expense	—	190	—	1,160	—	—	—	—

	—	126	—	6,476	—	—	—	—
Non-cash purchase accounting impacts
Customer relationships amortization	$1,945	$2,090	$7,717	$5,222	$7,717	$7,922	$7,922	$40,861
Technology amortization	816	876	3,236	2,190	3,236	3,322	3,322	6,253
Product development costs amortization	526	440	2,087	1,002	2,136	2,193	1,242	50
Order backlog amortization	—	—	—	3,032	—	—	—	—
Inventory fair value adjustment	—	—	—	1,481	—	—	—	—

	$3,287	$3,406	$13,040	$12,927	$13,089	$13,437	$12,486	$47,164
Tax effect	(761)	(835)	(3,020)	(4,001)	(3,031)	(3,112)	(2,892)	(10,923)

Net income effect	2,526	2,697	10,020	15,402	10,058	10,325	9,594	36,241
Non-controlling interest effect	(608)	(621)	(2,413)	(2,356)	(101)	(103)	(96)	(362)

Net income available to shareholders effect	$1,918	$2,076	$7,607	$13,046	$9,957	$10,222	$9,498	$35,878

Earnings (loss) per share—difference
Basic	$0.06	$0.09	$0.27	$0.58
Diluted	$0.06	$0.09	$0.26	$0.56
Series C Preferred Stock dividend	$1,190	$2,490	$6,711	$8,228	$1,622	$—	$—	$—

Earnings (loss) per share—difference
Basic	$0.04	$0.11	$0.24	$0.36
Diluted	$0.04	$0.10	$0.23	$0.35

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GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2012	2011
ASSETS
Current Assets:
Cash & cash equivalents	$58,152	$23,839
Accounts receivable	102,261	82,395
Inventory	53,756	46,344
Derivative financial instruments	160	2,675
Deferred income tax assets	15,006	12,732
Prepaid expenses and other assets	12,809	9,685

Total current assets	242,144	177,670
Property and equipment, net	55,010	44,794
Goodwill	24,729	24,245
Other intangible assets	95,870	103,806
Deferred financing costs	1,880	2,441
Deferred income tax assets	5,361	13,147
Derivative financial instruments	4,141	—
Other non-current assets	10,062	8,774

Total assets	$439,197	$374,877

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$42,508	$42,533
Accrued liabilities	54,157	46,293
Current maturities of long-term debt	17,218	14,570
Derivative financial instruments	3,326	5,101
Deferred tax liabilities	—	3,218

Total current liabilities	117,209	111,715
Pension benefit obligation	5,009	3,872
Other Liabilities	4,540	1,862
Long-term debt, less current maturities	39,734	61,677
Derivative financial instruments	13,245	17,189
Deferred tax liabilities	21,828	23,679

Total liabilities	201,565	219,994
Commitments and contingencies
Series C Convertible Preferred Stock	22,469	50,098
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 29,818,225 and 23,515,571 issued and outstanding at December 31, 2012 and 2011, respectively	166,309	80,502
Paid-in capital	23,778	23,387
Accumulated other comprehensive income	(10,889)	(14,754)
Accumulated deficit	(17,383)	(28,544)

Total Gentherm Incorporated shareholders’ equity	161,815	60,591
Non-controlling interest	53,348	44,194

Total shareholders’ equity	215,163	104,785

Total liabilities and shareholders’ equity	$439,197	$374,877

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GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2012	2011
Operating Activities:
Net income	$24,321	$11,203
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	30,627	23,282
Deferred income tax expense (benefit)	789	(599)
Loss on revaluation of derivatives	167	6,118
Debt extinguishment expenses	—	960
Stock compensation	1,252	2,073
Loss on sale of property, plant & equipment	555	35
Provision for doubtful accounts	533	1,241
Defined benefit plan expense	50	266
Excess tax benefit from equity awards	171	(3,257)
(Gain) Loss from equity investment	82	243
Changes in operating assets and liabilities:
Accounts receivable	(18,367)	(12,639)
Inventory	(5,847)	(4,624)
Prepaid expenses and other assets	(3,228)	1,937
Accounts payable	1,788	4,722
Accrued liabilities	4,314	3,266

Net cash provided by operating activities	37,207	34,227
Investing Activities:
Purchases of derivative financial instruments	(7,787)	—
Sales and maturities of short-term investments	—	9,761
Investment in subsidiary, net of cash acquired	—	(113,432)
Equity investment	—	(491)
Loan to equity investment	(590)	(860)
Cash invested in corporate owned life insurance	(265)	(266)
Purchase of property and equipment	(26,793)	(10,673)
Proceeds from the sale of property and equipment	40	—

Net cash provided by (used in) investing activities	(35,395)	(115,961)
Financing Activities:
Distribution paid to non-controlling interest	(290)	—
Cash paid for financing costs	(264)	(4,493)
Borrowing of Debt	3,326	138,168
Repayments of Debt	(22,953)	(110,775)
Proceeds from public offering of common stock	75,532	—
Proceeds from the sale of Series C Convertible Preferred Stock	—	61,403
Proceeds from the sale of embedded derivatives	—	2,610
Excess tax benefit from equity awards	(171)	3,257
Proceeds from sale of W.E.T. equity to non-controlling interest	1,921	1,175
Redemption of Series C Preferred Stock	(25,740)	(7,780)
Series C Preferred Stock Holders dividend	—	(1,362)
Proceeds from the exercise of Common Stock options	774	3,345
Proceeds from sale of common stock, net of cash expenses	—	—

Net cash provided by (used in) financing activities	32,135	85,548

Foreign currency effect on cash and cash equivalents	366	(6,559)
Net (decrease) increase in cash and cash equivalents	34,313	(2,745)
Cash and cash equivalents at beginning of period	23,839	26,584

Cash and cash equivalents at end of period	$58,152	$23,839

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,545	$3,963

Cash paid for taxes	$8,445	$5,322

Supplemental disclosure of non-cash transactions:
Issuance of Common Stock for Series C Preferred Stock redemption	$7,780	$7,780

Issuance of Common Stock for Series C Preferred Stock dividend	$1,031	$2,242

Common stock issued to directors and employees	$429	$669

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